Exhibit 99.1

Investor Relations Contact:	Media Contact:
Jason Starr	David Fonkalsrud
Equinix, Inc.	K/F Communications, Inc.
(650) 513-7402	(415) 255-6506
jstarr@equinix.com	dave@kfcomm.com

FOR IMMEDIATE RELEASE

EQUINIX COMPLETES PAY-OFF OF CREDIT FACILITY; REDUCES CASH INTEREST RATE FROM 10% TO 2.5%

Completes Sale of Additional $11.25 Million of Convertible Subordinated Debentures

Foster City, CA – February 19, 2004 – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that the Company has paid the remaining $34.3 million outstanding under its $150 million credit facility and terminated the facility. Together with the scheduled redemption of the remaining $30.5 million outstanding under its 13% senior notes on March 12, 2004, the Company has reduced its interest rate on outstanding debt that requires cash interest payments from approximately 10% to 2.5%.

As a result of the debt repayments, the Company expects to record a first quarter non-cash charge to debt extinguishment expense and interest expense of approximately $8.8 million, primarily representing the amortization of debt discounts and the write-off of debt issuance costs. The Company expects to record cash interest expense of approximately $3.7 million in the quarter which represents the premium paid of 6.5% to redeem the senior notes and the interest due through payoff on the credit facility and redemption of the 13% senior notes. Beginning in second quarter of 2004, the Company’s cash interest expense will decrease from approximately $2.2 million during the fourth quarter of 2003 to approximately $550,000 per quarter.

The Company also announced that it has completed the sale of an additional $11.25 million of its 2.5% Convertible Subordinated Debentures to the initial purchasers of its $75 million 2.5% Convertible Subordinated Debentures due 2024. The sale of the additional convertible debentures closed on February 18, 2004.

The convertible debentures were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S of the Securities Act. The debentures and Equinix common stock issuable upon the conversion of the debentures have not been registered under the Securities Act, or any state securities laws. Unless so registered, the debentures and Equinix common stock issuable upon conversion of the notes may not be offered or sold in the United States or any state or to any U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s 14 Internet Business Exchange™ (IBX®) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.